EXHIBIT 99.4

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED), NOR QUALIFIED OR OTHERWISE REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED ONLY FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF OR HYPOTHECATED (a) IN THE ABSENCE OF BOTH (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (AS AMENDED), AND (ii) AN EFFECTIVE QUALIFICATION OR REGISTRATION UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, OR (b) UNLESS AN EXEMPTION FROM ANY SUCH REGISTRATIONS OR QUALIFICATIONS IS AVAILABLE AND THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH REGISTRATIONS OR QUALIFICATIONS ARE NOT REQUIRED.

AXIOM BIOTECHNOLOGIES INC.

NON-EMPLOYEE DIRECTOR’S AGREEMENT FOR
NON-QUALIFIED STOCK OPTION
AND CASH COMPENSATION

THIS NON-EMPLOYEE DIRECTOR’S AGREEMENT FOR NON-QUALIFIED STOCK OPTION AND CASH COMPENSATION (“Agreement”) is entered into at San Diego, California, as of [Insert Date] (“Effective Date”), between AXIOM BIOTECHNOLOGIES INC., a California corporation (“Company”), and [Insert Name], an individual, who is a Director, but not an employee, of the Company (“Director”).

1.    Stock Option.

1.1    Grant of Option.    The Company hereby grants to Director an option (“Option”) to purchase shares of the Company’s common stock (“Company Common Stock”) in the amounts, at the price per share, and at the times hereinafter set forth, all in accordance with and subject to the provisions of this Agreement. The Company hereby expressly notifies Director, and Director hereby expressly acknowledges and agrees, that the Option is not intended to qualify as an “incentive stock option” as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), and that the Company is not aware of any Code provision or other law or regulation giving preferential tax treatment to Director with respect to this Option.

1.2    Administration of Option.    All questions of interpretation or administration concerning this Agreement, the Option, or the Option Shares (as hereafter defined) shall be determined by the Company’s board of directors (“Board”), and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent reference herein to the Board shall also mean any committee that may have been appointed. All determinations by the Board shall be final and binding upon all parties having an interest in the Option or the Option Shares.

1.3    Shares Subject to Option.    Subject to the applicable terms and conditions of this Agreement, Director shall be entitled to purchase the following numbers of shares of Company Common Stock (collectively “Option Shares”):

(a)    Subject to the Vesting and Exercise Conditions (as hereafter defined), as of the Effective Date, Director shall be entitled to purchase Forty Thousand (40,000) shares of Company Common Stock (“Initial Option Shares”). This right of purchase is referred to herein as the “Initial Option Grant.”

(b)    Subject to the Vesting and Exercise Conditions (as hereafter defined), on each annual anniversary of the Effective Date (“Annual Anniversary Date”), if Director, as of such Annual Anniversary Date, remains a member of the Company’s Board of Directors, then as of and with respect to each such Annual Anniversary Date in question, Director shall be entitled to purchase an additional Ten Thousand (10,000) shares of Company Common Stock (“Annual Option Shares”). This right of purchase in each case is referred to herein as an “Annual Option Grant.”

1.4    Option Price.

(a)    Subject to adjustment pursuant to Section 1.9 hereof, the purchase price for Option Shares subject to the Initial Option Grant (“Initial Option Price”) shall be [Insert Price] per Option Share. [The Initial Option Price will be equal to the fair market value of one share of Company Common Stock on the Effective Date, as determined by the Board.]

(b)    Subject to adjustment pursuant to Section 1.9 hereof, the purchase price for Option Shares subject to each Annual Option Grant (“Annual Option Price”) shall be equal to the fair market value of one share of Company Common Stock on the Annual Anniversary Date, as determined in good faith by the Board. At the time of each Annual Anniversary Date, the Board shall determine the applicable Annual Option Price, and the Company and Director shall execute and deliver a written amendment to this Agreement setting for the Annual Option Price in question as determined by the Board.

1.5    Vesting and Exercise Conditions.    This Option shall vest and become exercisable in accordance with the conditions described in this Section 1.5 (“Vesting and Exercise Conditions”), subject to all of the terms and conditions of this Agreement:

(a)    As of the end of each of the first eleven (11) of the successive three (3) month periods following the Effective Date, Director shall be deemed vested and entitled to exercise this Option with respect to Three Thousand Three Hundred Thirty Four (3,334) of the Initial Option Shares. As of the end of the twelfth (12th) successive three (3) month period following the Effective Date, Director shall be deemed vested and entitled to exercise this Option with respect to Three Thousand Three Hundred Twenty Six (3,326) of the Initial Option Shares. The maximum number of Initial Option Shares with respect to which Director can become vested pursuant to this Section 1.5(a) is Forty Thousand (40,000).

(b)    As of the end of each of the first eleven (11) of the successive three (3) month periods following the Annual Anniversary Date giving rise to the Annual Option Grant in question, with respect to the Annual Option Grant in question, Director shall be deemed vested and entitled to exercise this Option with respect to Eight Hundred Thirty Four (834) of the Annual Option Shares in question. As of the end of the twelfth (12th) successive three (3) month period following the Annual Anniversary Date giving rise to the Annual Option in question, Director shall be deemed vested and entitled to exercise this Option with respect to Eight Hundred Twenty Six (826) of the Annual Option Shares in question. The maximum number of Annual Option Shares with respect to which Director can become vested pursuant to this Section 1.5(b) in connection with any particular Annual Option Grant is Ten Thousand (10,000).

(c)    Once Director has become vested and is entitled to exercise this Option with respect to any portion hereof (“Vested Portion”), Director shall continue to be vested and entitled to exercise this Option with respect to the Vested Portion, until such time as the Option Term (as hereafter defined) applicable to such Vested Portion has expired.

(d)    Regardless of any other provision of this Agreement, in the event Director resigns from the Board of Directors of the Company pursuant to the request of the Company, the full amount of the Initial Option Grant, and the full amount of any applicable Annual Option Grants, held by Director at the time of resignation, shall automatically become fully vested and exercisable at the time of resignation, and shall remain exercisable until such time as the Option Term (as hereafter defined) applicable to such Vested Portion has expired.

(e)    Regardless of any other provision of this Agreement, in the event Director resigns from the Board of Directors of the Company for any reason other than pursuant to the request of the Company, any portions of the Initial Option Grant, and any portions of any applicable Annual Option Grant, held by Director at the time of resignation, that have not previously become vested pursuant to the provisions of Section 1.5(a) or 1.5(b) above, shall automatically and irrevocably terminate, and shall neither vest nor be exercisable after the date of such resignation.

(f)    Regardless of any other provision of this Agreement, upon

the death or disability of Director, the full amount of the Initial Option Grant, and the full amount of any applicable Annual Option Grants, held by Director at the time of death or disability, shall automatically become fully vested and exercisable at the time of death or disability, and shall remain exercisable until such time as the Option Term (as hereafter defined) applicable to such Vested Portion has expired. The board of directors of the Company (with Director abstaining from participation in any such determination) shall be entitled to make a reasonable and good faith determination as to whether Director is disabled for purposes of this Section 1.5(f).

(g)    Regardless of any other provision of this Agreement, upon the occurrence of (i) a merger, consolidation, or other reorganization in which the Company is not the surviving corporation; and/or (ii) the sale of substantially all of the Company’s assets; the full amount of the Initial Option Grant, and the full amount of any applicable Annual Option Grants, held by Director immediately prior to the closing of such transaction, shall automatically become fully vested and exercisable immediately prior to the closing of such transaction, and shall remain exercisable until such time as the Option Term (as hereafter defined) applicable to such Vested Portion has expired.

(h)    Regardless of any other provision of this Agreement, upon any Change of Control (as hereafter defined) with respect to the Company, if in connection therewith Director resigns from the board of directors of the Company pursuant to the request of the Company, the full amount of the Initial Option Grant, and the full amount of any applicable Annual Option Grants, held by Director at the time of resignation, shall automatically become fully vested and exercisable at the time of resignation, and shall remain exercisable until such time as the Option Term (as hereafter defined) applicable to such Vested Portion has expired. For purposes of this Section 1.5(h), a “Change of Control” shall be deemed to have occurred upon the closing of any transaction or series of related transactions as a result of which parties who are shareholders of the Company immediately prior to such closing or series of related closings, do not continue to collectively own immediately after such closing or series of related closings, shares of the Company’s capital stock entitled to cast more than fifty percent (50%) of the votes entitled to be cast by all of the shares of the Company’s capital stock issued and outstanding immediately after such closing or series of related closings.

1.6    Option Term.

(a)    The term of the Initial Option Grant shall commence on the Effective Date and shall terminate on the date that is five (5) years after the Effective Date (“Initial Option Term”), and may be exercised only during the Initial Option Term and only in accordance with the terms and conditions of this Agreement.

(b)    The term of each particular Annual Option Grant shall commence on the Annual Anniversary Date giving rise to the Annual Option Grant in question,

and shall terminate on the date that is five (5) years after such Annual Anniversary Date (each an “Annual Option Term”), and may be exercised only during the applicable Annual Option Term and only in accordance with the terms and conditions of this Agreement.

1.7    Exercise of Option.

1.7.1    Right to Exercise.    The Option shall be exercisable in accordance with the Vesting and Exercise Conditions.

1.7.2.    Method of Exercise.    The Option shall be exercisable by Director’s written notice to the Company (“Option Notice”), which shall state Director’s election to exercise the Option, the number of Option Shares with respect to which the Option is being exercised, and shall include such representations, warranties, and other agreements pertaining to compliance with applicable federal and state securities laws and regulations by Director and any spouse of Director as may be reasonably required by the Company. The Option Notice shall be signed by Director (and Director’s spouse, if Director is married) and shall be delivered in person or by certified mail to the Chief Executive Officer of the Company accompanied by full cash payment for the Option Shares (subject to the provisions of Section 1.7.3 below). Director agrees that any stock certificates representing any Option Shares shall bear such legends as the Board of Directors of the Company determines to be necessary or appropriate to prevent a violation of, or to perfect an exemption from, the registration and/or qualification requirements of any applicable federal and/or state securities laws.

1.7.3    Cashless Exercise.    Regardless of any other provision of this Agreement, in lieu of the cash payment required pursuant to Section 1.7.2 above, to the extent permitted by applicable law, Director shall have discretion to pay the purchase price for any Option Shares, by delivering to the Company other shares of Company Common Stock (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) owned by Director having a Fair Market Value (as defined below) equal to such purchase price. Director may elect to make such delivery of shares of Company Common Stock to the Company from the shares thereof that Director is purchasing pursuant to its exercise of this Option by including such election in the Option Notice. The “Fair Market Value” of a share of Company Common Stock as of a particular date (the “Determination Date”) shall mean:

(a)    If Company Common Stock is traded on an exchange or is quoted on the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) National Market System, then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date.

(b)    If Company Common Stock is not traded on an exchange or on the NASDAQ National Market System but is traded in the over-the-counter market, then the mean of the closing bid and asked prices reported for the last business day immediately preceding the Determination Date.

(c)    Except as provided in Sections 1.7.3(d) and 1.7.3(e) below, if Company Common Stock is not publicly traded, then as determined in good faith by the Company’s Board of Directors upon a review of relevant factors.

(d)    If the Determination Date is the date on which Company Common Stock is first sold to the public by the Company in a firm commitment public offering under the Securities Act of 1933, then the initial public offering price (before deducting commissions, discounts or expenses) at which Company Common Stock is sold in such offering.

(e)    If the Determination Date is the date of a liquidation, dissolution or winding up of the Company, then all amounts to be payable per share to holders of Company Common Stock in the event of such liquidation, dissolution or winding up.

1.7.4    Withholding.    At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, Director shall make adequate provision for federal and state income tax withholding obligations of the Company, if any, which arise upon the exercise, in whole or in part, of the Option.

1.7.5    Restriction on Grant of Option and Issuance of Shares.    The grant of the Option and the issuance of shares pursuant to the Option shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities, including, without limitation, any required approval by the Commissioner of Corporations of the State of California. The Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of the option, the Company may require Director to make any representation or warranty to the Company that the Company deems necessary or appropriate, or as may be required by any applicable laws or regulations.

1.7.6    Fractional Shares.    The Option may not be exercised for a fraction of a share. The Company shall not be required to issue fractional shares upon any exercise of the Option.

1.8    Non-Transferability of the Option.    Neither this Option nor any rights under this Agreement may be transferred by Director in any manner other than by will or by the laws of intestate succession. It is the intention of the Company and Director that the Option and the Option Shares be “nontransferable” and subject to a “substantial risk of forfeiture,” as said terms are defined in Section 83 of the Code, and the Treasury Regulations promulgated thereunder.

1.9    Adjustments.    Appropriate and equitable adjustments shall be made in the number, exercise price and class of shares of stock subject to the Option in the event of a stock dividend, stock split, reverse stock split, recapitalization or other change in Company’s capital structure.

1.10    Rights as a Stockholder or Employee.    Director shall have no rights as a shareholder with respect to any Option Shares until the date of the issuance of stock certificates for the Option Shares for which the Option has been exercised. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such stock certificates are issued, except as provided in Section 1.9 hereof. Nothing contained in the provisions of this Agreement shall (a) confer upon Director any right to continue as a member of the Company’s Board of Directors, or otherwise in the employ of the Company, or (b) be construed to create or evidence any independent contractor, consulting, or employment relationship between the Company and Director.

2.    Stock Restriction Agreement.    Concurrently with signing this Agreement, the Company and Director shall also sign a Stock Restriction Agreement in the form attached hereto as Exhibit “A” and incorporated herein by reference (“Stock Restriction Agreement”).

3.    Cash Compensation.    In exchange for services rendered as a member of the Company’s Board of Directors, Director will be paid cash compensation in accordance with the following terms and conditions:

(a)    Commencing on the fifth (5th) day of the first full month after the date Director becomes a member of the Company’s Board of Directors, and on the fifth (5th) day of each succeeding month for so long as Director remains a member of the Company’s Board of Directors, the Company shall pay to Director a monthly cash fee in the amount of Eight Hundred Thirty Five Dollars ($835.00) (“Monthly Director Payment”).

(b)    At such time as Director ceases to be a member of the Company’s Board of Directors for any reason, the Company shall no longer have any obligation to pay any further Monthly Director Payment to Director, except for Monthly Director Payments that may have become payable prior to the time Director ceased to be a member of the Company’s Board of Directors.

(c)    Except for the Monthly Director Payments, the Company is not obligated to pay any other sums of any kind to Director in exchange for the services Director renders as a member of the Company’s Board of Directors, or to reimburse Director for any expenses incurred by Director in the course of performing services as a member of the

Company’s Board of Directors.

4.    Miscellaneous Provisions.

4.1    No Registration or Qualification.    Director hereby acknowledges and agrees that any shares to be issued pursuant to the Option will be issued by the Company without any registration or qualification under applicable federal or state securities laws, primarily in reliance on the exemptions from registration and qualification contained in Section 4(2) of the Securities Act of 1933 (as amended), and Section 25102(f) of the California Corporations Code, and the respective rules and regulations promulgated thereunder.

4.2    Restricted Securities.    Director hereby acknowledges and agrees that any shares to be issued pursuant to the Option will be “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act of 1933 (as amended), and that the Company is under no obligation to register or qualify any such shares pursuant to any federal or state securities laws. The Company may refuse to transfer any such shares from Buyer to another party until such time as the Company believes that any such transfer will not require registration or qualification, or that the transfer may be effected pursuant to an exemption therefrom. Director understands and hereby agrees that the Company may refuse to acknowledge or permit any transfer of any such shares that is not in all respects in compliance with the provisions set forth herein, and that the Company intends to make an appropriate notation to that effect in its stock transfer records.

4.3    Restrictive Legend.    Each certificate representing any shares to be issued pursuant to the Option, and any other securities issued with respect to such shares pursuant to Section 1.9 hereof, shall be stamped or otherwise imprinted with a legend in the following form, in addition to any legend required pursuant to applicable state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED), NOR QUALIFIED OR OTHERWISE REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED ONLY FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF OR HYPOTHECATED (a) IN THE ABSENCE OF BOTH (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (AS AMENDED), AND (ii) AN EFFECTIVE QUALIFICATION OR REGISTRATION UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, OR (b) UNLESS AN EXEMPTION FROM ANY SUCH REGISTRATIONS OR QUALIFICATIONS IS AVAILABLE AND THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH REGISTRATIONS OR QUALIFICATIONS ARE NOT REQUIRED.

Director hereby consents to the Company giving instructions to any transfer agent of the Company’s shares for the purpose of implementing the restrictions on transfer described herein.

4.4    Successors and Assigns.    This Agreement shall bind and inure to the benefit of the parties hereto, and their respective personal representatives, heirs, executors, administrators, legatees, and permitted successors and assigns.

4.5    Governing Law.    This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of California.

4.6    Notices.    Any notice, demand or other communication required or permitted under this Agreement shall be deemed delivered when in writing and (a) personally served upon the receiving party, or (b) upon the third (3rd) calendar day (except Sundays and Federal holidays) after mailing to the receiving party by either (i) registered or certified mail, return receipt requested, or (ii) Federal Express or other comparable overnight delivery service, postage prepaid, and addressed as follows:

To Company:	Axiom Biotechnologies Inc. 3550 General Atomics Court San Diego, California 92121-1194 Attn: Chief Executive Officer
To Director:

Any party may change the address specified in this section by giving the other party notice of such new address in the manner set forth herein.

4.7    Severability.    In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or invalid, then this Agreement shall continue in full force and effect without said provision. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

4.8    Counterparts.    This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one document.

4.9    Entire Agreement.    This Agreement constitutes the entire agreement between the Company and Director with respect to the subject matter hereof, and supersede all prior or contemporaneous oral or written agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

4.10    Amendment and Waiver.    No modification or waiver of any provision of this Agreement shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in writing signed by that party, or an authorized representative of that party. A waiver by any party of any of the terms or conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any party. The failure by any party hereto at any time to enforce any of the provisions of this Agreement, or to require at any time performance of any of the provisions hereof, shall in no way to be construed to be a waiver of such provisions or to affect either the validity of this Agreement or the right of any party to thereafter enforce each and every provision of this Agreement.

4.11    Administrative Requirements.    The parties agree to apply for, and use their best efforts to obtain, all governmental and administrative approvals required in connection with the purchase and sale of shares under this Agreement. The parties further agree to cooperate in obtaining said approvals and to execute any and all documents that may be required to be executed by them in connection with said approvals.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:
AXIOM BIOTECHNOLOGIES INC.
a California corporation
By:
Bala Pandi, Chief Executive Officer
DIRECTOR:
Signature
Print Name

EXHIBIT “A”

STOCK RESTRICTION AGREEMENT

THIS STOCK RESTRICTION AGREEMENT (“Restriction Agreement”) is entered into at San Diego, California, as of [Insert Date], between AXIOM BIOTECHNOLOGIES INC., a California corporation (“Company”) and [Insert Name] (“Shareholder”).

1.    Restriction on Transfer of Shares.    Shareholder is not permitted to sell or otherwise transfer any shares of the Company’s stock held by Shareholder (“Shares”) without first offering the Shares to the Company and the other shareholders of the Company (“Non-Offering Shareholders”) as required by this Restriction Agreement. Any sale or other transfer of the Shares in violation of this Restriction Agreement will not be valid. Any party who acquires the Shares in violation of this Restriction Agreement will not be recognized as a shareholder of the Company.

2.    Right of First Refusal.    Whenever Shareholder desires to sell or otherwise transfer the Shares, Shareholder must first give a written notice to the Company, signed by Shareholder, stating: (a) the number of Shares to be transferred (“Offered Shares”), (b) the price per share and all other terms and conditions of the proposed transfer, and (c) the name and address of the proposed purchaser or transferee (“Transfer Notice”). The date the Transfer Notice is given to the Company shall be the “Valuation Date.” The Transfer Notice shall be treated as an irrevocable offer by Shareholder to sell the Offered Shares to the Company and the Non-Offering Shareholders upon the terms and conditions described below.

3.    Exercise by the Company.    The Company shall have the first priority right to purchase all of the Offered Shares on the terms and conditions described in the Transfer Notice (subject to the valuation provisions described in Section 9 of this Restriction Agreement, if applicable). The Company may exercise this right by giving Shareholder a written notice of exercise (“Company Exercise Notice”) within thirty (30) days after the date the Transfer Notice is given to the Company (“Company Option Period”).

4.    Exercise by the Non-Offering Shareholders.    If the Company does not give a Company Exercise Notice to Shareholder within the Company Option Period, then the Non-Offering Shareholders as a group shall have the second priority right to purchase all of the Offered Shares on the terms and conditions described in the Transfer Notice (subject to the valuation provisions described in Section 9 of this Restriction Agreement, if applicable). The Non-Offering Shareholders may exercise this right by giving Shareholder a written notice of exercise within thirty (30) days after the date the Company Option Period expires (“Non-Offering Shareholder Option Period”). Each Non-Offering Shareholder shall be entitled to purchase the percentage of the Offered Shares calculated by dividing (a) the total number of votes entitled to be cast by the Non-Offering Shareholder in question as of the Valuation Date, by (b) the total number of votes entitled to be cast by all Non-Offering Shareholders as of the Valuation Date who elect to purchase a portion of the Offered Shares.

5.    Extension of Option Periods.    If this Restriction Agreement requires the fair market value of the Offered Shares to be determined, then the Company Option Period shall be extended to the date that is ten (10) days after the date the fair market value of the Offered Shares is determined or otherwise agreed upon.

6.    Manner of Purchase.    If the Transfer Notice states that the Offered Shares are being sold for cash, the purchase price for the Offered Shares shall be the price per share stated in the Transfer Notice. If the Transfer Notice states that the Offered Shares are being sold for something other than cash (“Non-Cash Notice”), the purchase price for the Offered Shares shall be the fair market value of the Offered Shares determined as required by Section 9 hereof. The Company or the Non-Offering Shareholders (as the case may be) shall pay the purchase price for the Offered Shares upon the Company’s receipt of the certificates representing the Offered Shares, endorsed in blank by the Offering Shareholder.

If neither the Company nor any Non-Offering Shareholder elects to purchase the Offered Shares, then within thirty (30) days after the expiration of the Non-Offering Shareholder Option Period, Shareholder may transfer the Offered Shares to the proposed purchaser or transferee on the terms and conditions described in the Transfer Notice. If the proposed transfer is not made within such thirty (30) day period, the Offered Shares shall again become subject to all the restrictions contained in this Restriction Agreement.

7.    Termination.    This Restriction Agreement shall terminate at such time as a public market exists for the Company’s capital stock. A “public market” shall be deemed to exist if (a) such stock is listed on a national securities exchange, or (b) such stock is traded on the over the counter market and prices therefor are published daily on business days in a recognized financial journal.

8.    Legends.    Each certificate representing any Shares held by Shareholder shall have conspicuously endorsed on the face or reverse side thereof the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED), NOR QUALIFIED OR OTHERWISE REGISTERED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968 (AS AMENDED) OR THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED ONLY FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF OR HYPOTHECATED (A) IN THE ABSENCE OF BOTH (i) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE

SECURITIES ACT OF 1933 (AS AMENDED) AND (ii) AN EFFECTIVE QUALIFICATION OR OTHER REGISTRATION UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968 (AS AMENDED) OR THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION, OR (B) UNLESS AN EXEMPTION FROM ANY SUCH REGISTRATIONS OR QUALIFICATIONS IS AVAILABLE AND THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH REGISTRATIONS OR QUALIFICATIONS ARE NOT REQUIRED.

THE OWNERSHIP, SALE, HYPOTHECATION, OR OTHER TRANSFER OF THE SECURITIES, OR ANY RIGHT, TITLE, OR INTEREST THEREIN, REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF A STOCK RESTRICTION AGREEMENT ENTERED INTO BY THE HOLDER HEREOF, ALL THE PROVISIONS OF WHICH ARE INCORPORATED BY REFERENCE IN THIS CERTIFICATE.

9.    Determination of Fair Market Value.

9.1    Mutual Agreement.    Whenever this Restriction Agreement requires the fair market value of the Offered Shares to be determined, the Company and Shareholder shall be entitled to set the fair market value of the Offered Shares by mutual agreement.

9.2    Appraisal.

(a)    If the Company and Shareholder do not agree on the fair market value of the Offered Shares within fifteen (15) days after the Valuation Date, then the Company and Shareholder shall mutually agree upon and appoint an appraiser who shall determine the fair market value of the Offered Shares within thirty (30) days after the date of his appointment.

(b)    If the Company and Shareholder do not agree on an appraiser within thirty (30) days following the Valuation Date, then within thirty-five (35) days after the Valuation Date, the Company and Shareholder shall each appoint one appraiser, and those two appraisers shall appoint a third appraiser, and each of those three appraisers shall determine the fair market value of the Offered Shares within sixty-five (65) days after the Valuation Date. If either the Company or Shareholder fails to appoint an appraiser as required, the appraiser appointed by the other party shall be deemed to be the jointly appointed appraiser, and shall determine the fair market value of the Offered Shares.

(i)    If any two of the appraisers designate the same fair market value, that designation shall constitute the fair market value of the Offered Shares.

(ii)    If no two appraisers designate the same fair market value, but the designation of each of the three appraisers is not more than fifteen percent (15%) higher or lower than the designation of any one of the other appraisers, then the fair market value of the Offered Shares shall be the average of the designations of each of the three appraisers.

(iii)    If no two appraisers designate the same fair market value, and the designation of each of the three appraisers is not within fifteen percent (15%) higher or lower than the designation of any one of the other appraisers, then the highest and lowest designations shall be disregarded and the remaining designation shall constitute the fair market value of the Offered Shares.

(c)    The Company and Shareholder shall each pay the fees and costs of the appraiser appointed by them. All fees and costs of the jointly appointed appraiser or the third appraiser shall be shared one-half by the Company and one-half by Shareholder.

10.    Miscellaneous.

10.1    Successors and Assigns.    This Restriction Agreement shall bind and inure to the benefit of the parties hereto, and their respective personal representatives, heirs, executors, administrators, legatees, and permitted successors and assigns.

10.2    Governing Law.    This Restriction Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of California.

10.3    Notices.    Any notice, demand or other communication required or permitted under this Restriction Agreement shall be deemed delivered when in writing and (a) personally served upon the receiving party, or (b) upon the third (3rd) calendar day (except Sundays and Federal holidays) after mailing to the receiving party by either (i) registered or certified mail, return receipt requested, or (ii) Federal Express or other comparable overnight delivery service, postage prepaid, and addressed as follows:

To Company:	Axiom Biotechnologies Inc. 3550 General Atomics Court San Diego, California 92121-1194 Attn: Chief Executive Officer
To Shareholder:

Any party may change the address specified in this section by giving the other party notice of such new address in the manner set forth herein.

10.4    Severability.    In the event that any provision of this Restriction Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or invalid, then this Restriction Agreement shall continue in full force and effect without said provision. If this Restriction Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

10.5    Counterparts.    This Restriction Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one document.

10.6    Entire Agreement.    This Restriction Agreement constitutes the entire agreement between the Company and Director with respect to the subject matter hereof, and supersede all prior or contemporaneous oral or written agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

10.7    Amendment and Waiver.    No modification or waiver of any provision of this Restriction Agreement shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in writing signed by that party, or an authorized representative of that party. A waiver by any party of any of the terms or conditions of this Restriction Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Restriction Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any party. The failure by any party hereto at any time to enforce any of the provisions of this Restriction Agreement, or to require at any time performance of any of the provisions hereof, shall in no way to be construed to be a waiver of

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such provisions or to affect either the validity of this Restriction Agreement or the right of any party to thereafter enforce each and every provision of this Restriction Agreement.

IN WITNESS WHEREOF, the Company and Shareholder have signed this Restriction Agreement as of the date first above written.

COMPANY:
AXIOM BIOTECHNOLOGIES INC.
a California corporation
By:
Bala Pandi, Chief Executive Officer
SHAREHOLDER:
Signature
Print Name

AXIOM BIOTECHNOLOGIES INC.

FORM OF AMENDMENT TO
NON-EMPLOYEE DIRECTOR’S AGREEMENT FOR
NON-QUALIFIED STOCK OPTION AND CASH COMPENSATION

THIS AMENDMENT TO NON-EMPLOYEE DIRECTOR’S AGREEMENT FOR NON-QUALIFIED STOCK OPTION AND CASH COMPENSATION (this “Amendment”) is made and entered into as of the 16th day of August, 2002, by and between Axiom Biotechnologies Inc., a California corporation (the “Company”) and [Name] (“Optionholder”).

RECITALS

WHEREAS, the Company previously granted to the Optionholder an option to purchase shares of its Common Stock pursuant to that certain Non-Employee Director’s Agreement for Non-Qualified Stock Option and Cash Compensation dated [Date] (the “Agreement”) between the Company and the Optionholder (the “Option”); and

WHEREAS, the Company desires to amend the Agreement to include a provision allowing for assumption of the Option in the event of a merger, consolidation, or other reorganization to which the Company is a party; and

WHEREAS, the Optionholder desires to amend the Agreement to ensure that the Option is assumed in the event of a merger, consolidation, or other reorganization to which the Company is a party.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	The following is hereby added as a new Section 4.12 of the Agreement.

“4.12.    Merger or Sale of Assets.    In the event of a merger, consolidation, or other reorganization to which the Company is a party, the Option shall irrevocably terminate to the extent the Option is unexercised, unless the surviving or acquiring corporation, as a condition precedent to the consummation of said transaction, shall assume the outstanding option or issue a substitute option in its place.”

2.	Except as set forth herein, the terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the day and year first indicated above.

AXIOM BIOTECHNOLOGIES INC.
a California corporation
By:
Bala Pandi, President Chief Executive Officer

[NAME]